UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 20, 2008

TOUSA, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-32322	76-0460831
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4000 Hollywood Blvd., Suite 500 N, Hollywood, Florida		33021
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	954-364-4000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On June 20, 2008, the United States Bankruptcy Court for the Southern District of Florida, Fort Lauderdale Division (the "Bankruptcy Court") entered that certain Stipulated Final Order (I) Authorizing Limited Use of Cash Collateral Pursuant to Sections 105, 361 and 363 of the Bankruptcy Code, And (II) Granting Replacement Liens, Adequate Protection and Super Priority Administrative Expense Priority to Secured Lenders (the "Order"). A copy of the Order is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Pursuant to the Order, TOUSA, Inc. ("TOUSA" or the "Company) and certain of its subsidiaries (together with TOUSA, the "Debtors") are authorized to use Cash Collateral (as defined in the Order) of the Debtors' first lien and second lien secured lenders (approximately $358 million) for a period of six months in a manner consistent with the cash collateral budget attached to the Order as Exhibit "A" and the Debtors' borrowing base. The Order further provides for the paydown of $175 million to the Debtors’ first lien secured lenders, subject to disgorgement provisions included in the Order (the "Paydown") in the event that certain claims against the lenders are successful and repayment is required. The Order also reserves the sole right of the Debtors to paydown an additional $15 million to their first lien secured lenders. The Debtors are permitted under the Order to incur liens and enter into sale/leaseback transactions for model homes subject to certain limitations.

As part of their agreement to authorize the Debtors’ use of Cash Collateral during the Budget Period (as defined in the Order), the prepetition agents and lenders under the Debtors’ prepetition secured credit facilities, in addition to the Paydown, have been granted various forms of adequate protection including, without limitation, liens and claims to protect against any diminution in the value of the Prepetition Collateral (as defined in the Order), the payment of accrued but unpaid interest on the First Priority Indebtedness (as defined in the Order) at the non-default rate and the payment of reasonable fees and expenses of the first and second priority agents.

Additional information concerning the Debtors' chapter 11 cases pending in the Bankruptcy Court, including access to the Cash Collateral Order and each of the exhibits thereto, is publicly available online at http://www.kccllc.net/tousa.

Item 1.02 Termination of a Material Definitive Agreement.

Effective June 20, 2008, the Senior Secured Super-Priority Debtor in Possession Credit and Security Agreement between and among the Debtors, Citicorp North America, Inc. and Citigroup Global Markets, Inc., was terminated in its entirety.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

The following exhibits are filed as part of this report:

Exhibit 10.1 - Stipulated Final Order (I) Authorizing Limited Use of Cash Collateral Pursuant to Sections 105, 361 and 363 of the Bankruptcy Code, and (II) Granting Replacement Liens, Adequate Protection and Super Priority Administrative Expense priority to Secured Lenders

Forward-looking statements

This Current Report on Form 8-K (including the exhibits) may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the intent, belief or current expectations of the Company and its management which are made with words such as “will,” “expect,” “believe,” and similar words. Any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results such as, but not limited to: (i) the Company’s ability to continue as a going concern; (ii) the ability of the Company to operate pursuant to the terms of the Cash Collateral Order; (iii) the Company’s ability to obtain court approval with respect to motions in the Chapter 11 proceeding; (iv) the ability of the Company to develop, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 proceeding; (v) risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the cases to Chapter 7 cases; (vi) the ability of the Company to obtain and maintain normal terms with vendors and service providers; (vii) the Company’s ability to maintain contracts that are critical to its operations; (viii) the potential adverse impact of the Chapter 11 cases on the Company’s liquidity or results of operations; (ix) the ability of the Company to fund and execute its business plan; (x) the ability of the Company to attract, motivate and/or retain key executives and employees; (xi) the ability of the Company to attract and retain homebuyers and land purchasers; and (xii) other risks and factors regarding the Company and the home building industry identified from time-to-time in the Company’s reports filed with the SEC, including the risk factors identified in its Annual Report on Form 10-K for the year ended December 31, 2006, and its Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2007, which can also be found on the Company’s website at www.tousa.com. All information set forth herein is as of today’s date, and the Company undertakes no duty to update this information.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOUSA, Inc.

June 24, 2008	By:	Angela Valdes

Name: Angela Valdes
Title: Vice President and Chief Accounting Officer

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Exhibit Index

Exhibit No.	Description

10.1	Stipulated Final Order (I) Authorizing Limited Use of Cash Collateral Pursuant to Sections 105, 361 and 363 of the Bankruptcy Code, and (II) Granting Replacement Liens, Adequate Protection and Super Priority Administrative Expense Priority to Secured Lenders